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                                                                    Exhibit 99.1

October 5, 1999. Cambridge, MA RoweCom Completes
Acquisition of Dawson Of Dawson Information Services
Group

CAMBRIDGE, MA-October 5, 1999-RoweCom Inc. (Nasdaq: ROWE), whose flagship Knowledge Store (kStore) and Knowledge Library (kLibrary) are the leading business-to-business e-commerce solutions for managing the acquisition of knowledge resources, announced today that it has completed the acquisition of Dawson Information Services Group in a cash and stock transaction accounted for under the purchase method. Shareholders of parent company Dawson Holdings Plc (London: DWN.L) have approved the acquisition.

Dawson Information Services Group is one of the world's largest information services organizations, serving over 20,000 clients in all five of RoweCom's target vertical markets. RoweCom expects to add more than $350 million to its revenues as well as enhance gross margins and accelerate profitability. The acquisition creates for RoweCom a strong international presence, with significant market share in the United Kingdom, France and Spain and a global content offering of 240,000 titles from over 20,000 publishers, and millions of books via RoweCom partner barnesandnoble.com.

"The acquisition approval process went extremely well," said Dr. Richard Rowe, RoweCom's chairman and CEO. "We are confident that the integration of our two companies will proceed just as efficiently. We look forward to bringing the advantages of our Web-based services to our new clients, and the benefits of an expanded international catalog to our existing ones."